Exhibit 99

Investor Relations Contact:	Media Contact:
Jennifer Larson	Jessica Paar
(617) 368-5152	(617) 368-5060

BOSTON BEER REPORTS

FIRST QUARTER 2018 RESULTS

BOSTON, MA (4/25/18) — The Boston Beer Company, Inc. (NYSE: SAM) reported first quarter 2018 net revenue of $190.5 million, an increase of $28.8 million or 17.8% from the same period last year, mainly due to an increase in shipments of 15.0%. Net income for the first quarter was $9.3 million, or $0.78 per diluted share, an increase of $3.6 million or $0.33 per diluted share from the first quarter of 2017. This increase was primarily due to increases in net revenue and gross margin that were only partially offset by increases in advertising, promotion and selling expenses.

In the first quarter of 2018 and the first quarter of 2017, the Company recorded a tax benefit of $0.23 per diluted share and $0.28 per diluted share, respectively, resulting from the Accounting Standard “Employee Share-Based Payment Accounting” (“ASU 2016-09”), which was effective for the Company on January 1, 2017.

Highlights of this release include:

•	Depletions increased 8% from the comparable 13-week period in 2017.

•	Full-year depletion and shipment change continues to be estimated at between zero and plus 6%.

•	First quarter gross margin of 50.5% was 3.3 percentage points above the 2017 first quarter margin; the Company’s full year gross margin target remains unchanged at between 52% and 54%.

•	Advertising, promotional and selling expenses in the first quarter increased $13.8 million or 25.6%, compared to the first quarter of 2017, primarily due to increased investments in local marketing, point-of-sale and media and increased freight to distributors due to higher rates and higher volumes.

•	Based on current spending and investment plans, full year 2018 Non-GAAP earnings per diluted share[1], which excludes the impact of ASU 2016-09, continues to be estimated at between $6.30 and $7.30.

[1]	See “Outlook” below for additional information regarding non-GAAP forward-looking measures used in this press release.

Jim Koch, Chairman and Founder of the Company, commented, “Our total company depletions increased in the first quarter. We saw significant improvement in Samuel Adams and Angry Orchard trends, led by our key innovations that include Sam ’76, Samuel Adams New England IPA and Angry Orchard Rosé, all of which are generating excitement during the early stages of their introductions. To date, the response from our wholesalers, retailers and drinkers has been quite positive, but it’s too early to fully understand repeat rates on these new products and therefore to draw conclusions on the long-term impact. New craft brewers continue to enter the market and existing craft brewers are expanding their distribution and tap rooms, with the result that drinkers are seeing more choices. We believe that we are well positioned to meet our longer-term challenges because of the quality of our employees, our beers, our innovation capability and our sales execution strength, coupled with our strong financial position that enables us to invest in growing our brands and creating new growth opportunities.”

Mr. Koch continued, “We are delighted that Dave Burwick formally joined as our CEO earlier this month. Dave knows our Company, having served on our Board of Directors since 2005, and has an established track record of innovation and business success in the beverage and consumer goods industries. Martin Roper, the Company’s former President and CEO, has now stepped down as President and CEO and from the Board. We sincerely thank Martin, both for his 17 years of leadership and for the assistance he will provide to Dave during the transition and onboarding process.”

Dave Burwick, the Company’s new President and CEO stated, “It is an honor and privilege to become the Company’s President and CEO. As I onboard to the Company, I’m focused on reviewing all areas of the business, with a focus on brand strategies that will enable the Company to return to long-term profitable growth. Our depletions increase in the first quarter was primarily due to increases in our Twisted Tea, Truly Spiked & Sparkling and Angry Orchard brands that were only partially offset by decreases in our Samuel Adams brand. We’re excited that Twisted Tea continues to grow distribution and generate consumer pull, and that Truly Spiked & Sparkling is well positioned as a leader in the emerging segment of hard sparkling water. Samuel Adams performance improved in the first quarter due to the national launch of Sam ’76 and increases in Seasonal volumes, but these positives were more than offset by declines in other Samuel Adams styles. We had a smooth seasonal transition to Samuel Adams Summer Ale late in the first quarter, which was a few weeks earlier than last year’s second quarter transition.”

Mr. Burwick continued, “As we go forward, we remain committed to our three priorities. Our number one priority is returning Samuel Adams to growth through continued packaging, innovation, promotion and brand communication initiatives, while maintaining Angry Orchard and Twisted Tea’s momentum and ensuring Truly Spiked & Sparkling’s position as a leader in the hard sparkling water category. Our plans to improve our Samuel Adams trends include our current ‘Fill Your Glass’ integrated marketing campaign along with focused sales execution on our primary Samuel Adams initiative, Sam ’76. The second quarter will also see continued investments in Angry Orchard media. We are pleased by the early reaction to our new campaign and are excited by the national launch of Angry Orchard Rosé cider, which we believe can attract new drinkers to the category from wine and beer. Our second priority is a continuing focus on cost savings and efficiency projects to fund the investments needed to grow our brands and to build our organization’s ability to deliver against our goals. Based on our visibility to opportunities in 2018, we are maintaining our previously stated goal of increasing our gross margins by an average of about one percentage point per-year over the 3-year period ending in 2019, before any mix or volume impacts, while preserving our quality and improving our service levels. Our third priority is long-term product innovation, where we continue to explore beverage areas compatible with our business model for delivering long term shareholder value with an aim to generating a consistent cadence of interesting brand innovations.”

1st Quarter 2018 Summary of Results

Depletions increased 8% from the comparable 13-week period in the prior year, primarily driven by our innovations. Shipment volume was approximately 813,000 barrels, a 15.0% increase from the comparable 13-week period in the prior year.

Shipments for the quarter increased at a higher rate than depletions and resulted in higher distributor inventory as of March 31, 2018 when compared to April 1, 2017. The Company believes distributor inventory as of March 31, 2018 was at an appropriate level based on inventory requirements to support forecasted growth of brands and new innovations. Inventory as of March 31, 2018 at distributors participating in the Freshest Beer Program increased slightly in terms of days of inventory on hand when compared to April 1, 2017. The Company has approximately 79% of its volume on the Freshest Beer Program.

Gross margin at 50.5% increased from the 47.2% margin realized in the first quarter of 2017, primarily due to cost saving initiatives in Company-owned breweries, product and package mix, favorable fixed cost absorption and price increases, partially offset by higher ingredients and packaging costs.

Advertising, promotional and selling expenses increased $13.8 million compared to the first quarter of 2017, primarily due to increased investments in local marketing, point-of-sale and media, and increased freight to distributors due to higher rates and volumes.

General and administrative expenses increased by $0.8 million from the first quarter of 2017, primarily due to increases in salaries and benefits costs.

During the first quarter, the Company recorded a net income tax benefit of $0.1 million, which consists of a $2.7 million tax benefit related to stock option exercises in accordance with ASU 2016-09, partially offset by other income tax expenses of $2.6 million. The Company’s effective tax rate for the first quarter, excluding the impact of ASU 2016-09, decreased to 28.0% from 46.8% in the first quarter of 2017, primarily due to the favorable impact of the Tax Cuts and Jobs Act of 2017.

The Company expects that its March 31, 2018 cash balance of $46.6 million, together with its future operating cash flows and its available $150.0 million line of credit, will be sufficient to fund future cash requirements.

During the first quarter and the period from April 1, 2018 through April 20, 2018, the Company repurchased approximately 119,000 shares of its Class A Common Stock for an aggregate purchase price of approximately $22.6 million. As of April 20, 2018, the Company had approximately $156.1 million remaining on the $931.0 million share buyback expenditure limit set by the Board of Directors.

Depletion estimates

Year-to-date depletions through the fifteen weeks ended April 14, 2018 are estimated by the Company to have increased approximately 8% from the comparable period in 2017.

Fiscal 2018 Outlook

The Company currently projects full year 2018 earnings per diluted share to be between $6.30 and $7.30, reflecting the uncertain volume outlook. This projection excludes the impact of ASU 2016-09. The Company’s actual 2018 earnings per share could vary significantly from the current projection. Underlying the Company’s current 2018 projection are the following full-year estimates and targets:

•	Depletions and shipments percentage change of between zero and plus 6 percent.

•	National price increases of between zero and 2%.

•	Gross margin of between 52% and 54%, increasing during the year due to progress on cost saving initiatives.

•	Increased investment in advertising, promotional and selling expenses of between $15 million and $25 million. This does not include any changes in freight costs for the shipment of products to the Company’s distributors.

•	Increased general and administrative expenses of between $10 million and $20 million due to organizational investments and stock compensation costs.

•	Non-GAAP effective tax rate of approximately 28%, excluding the impact of ASU 2016-09.

•	Estimated capital spending of between $55 million and $65 million, which mostly consist of investments in the Company’s breweries and tap rooms and could be significantly higher, if deemed necessary to meet future growth.

Non-GAAP effective tax rate and Non-GAAP earnings per diluted share are not defined terms under U.S. generally accepted accounting principles (“GAAP”). These Non-GAAP measures should not be considered in isolation or as a substitute for diluted earnings per share and effective tax rate data prepared in accordance with GAAP, and may not be comparable to calculations of similarly titled measures by other companies. The Company’s projection for its Non-GAAP effective tax rate and Non-GAAP earnings per diluted share exclude the impact of ASU 2016-09, which could be significant and will depend largely upon unpredictable future events outside the Company’s control, including the timing and value realized upon exercise of stock options versus the fair value of those options when granted. Therefore, because of the uncertainty and variability of the impact of ASU 2016-09, the Company is unable to provide, without unreasonable effort, a reconciliation of these Non-GAAP measures on a forward-looking basis.

About the Company

The Boston Beer Company, Inc. (NYSE: SAM) began in 1984 and today brews more than 60 styles of Samuel Adams beer. Our portfolio of brands also includes Angry Orchard Hard Cider, Twisted Tea, Truly Spiked & Sparkling, as well as several other craft beer brands brewed by A&S Brewing, our craft beer incubator. For more information, please visit our investor relations website at www.bostonbeer.com, which includes links to all of our respective brand websites.

Forward-Looking Statements

Statements made in this press release that state the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. It is important to note that the Company’s actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including, but not limited to, the Company’s report on Form 10-K for the years ended December 30, 2017 and December 31, 2016. Copies of these documents may be found on the Company’s website, www.bostonbeer.com, or obtained by contacting the Company or the SEC.

Wednesday, April 25, 2018

THE BOSTON BEER COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in thousands, except per share data)

(unaudited)

	Thirteen weeks ended
	March 31, 2018	April 1, 2017
Barrels sold	813	707
Revenue	$201,831	$172,437
Less excise taxes	11,374	10,742

Net revenue	190,457	161,695
Cost of goods sold	94,360	85,351

Gross profit	96,097	76,344
Operating expenses:
Advertising, promotional and selling expenses	67,521	53,754
General and administrative expenses	19,338	18,562

Total operating expenses	86,859	72,316

Operating income	9,238	4,028
Other (expense) income, net:
Interest income, net	205	84
Other expense, net	(285)	(72)

Total other (expense) income, net	(80)	12

Income before income tax benefit	9,158	4,040
Income tax benefit	(152)	(1,671)

Net income	$9,310	$5,711

Net income per common share – basic	$0.79	$0.46

Net income per common share – diluted	$0.78	$0.45

Weighted-average number of common shares – Class A basic	8,714	9,230

Weighted-average number of common shares – Class B basic	3,018	3,170

Weighted-average number of common shares – diluted	11,831	12,516

Net income	$9,310	$5,711

Other comprehensive income:
Foreign currency translation adjustment	11	—

Comprehensive income	$9,321	$5,711

THE BOSTON BEER COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

(unaudited)

	March 31, 2018	December 30, 2017
Assets
Current Assets:
Cash and cash equivalents	$46,645	$65,637
Accounts receivable, net of allowance for doubtful accounts of $47 and $0 as of March 31, 2018 and December 30, 2017, respectively	49,007	33,749
Inventories	56,225	50,651
Prepaid expenses and other current assets	14,074	10,695
Income tax receivable	8,952	7,616

Total current assets	174,903	168,348

Property, plant and equipment, net	385,569	384,280
Other assets	15,732	13,313
Goodwill	3,683	3,683

Total assets	$579,887	$569,624

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$43,181	$38,141
Accrued expenses and other current liabilities	56,742	63,617

Total current liabilities	99,923	101,758

Deferred income taxes, net	34,997	34,819
Other liabilities	8,041	9,524

Total liabilities	142,961	146,101

Commitments and Contingencies

Stockholders’ Equity:
Class A Common Stock, $.01 par value; 22,700,000 shares authorized; 8,700,167 and 8,603,152 issued and outstanding as of March 31, 2018 and December 30, 2017, respectively	87	86
Class B Common Stock, $.01 par value; 4,200,000 shares authorized; 3,017,983 and 3,017,983 issued and outstanding as of March 31, 2018 and December 30, 2017, respectively	30	30
Additional paid-in capital	394,313	372,590
Accumulated other comprehensive loss, net of tax	(1,509)	(1,288)
Retained earnings	44,005	52,105

Total stockholders’ equity	436,926	423,523

Total liabilities and stockholders’ equity	$579,887	$569,624

THE BOSTON BEER COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASHFLOWS

(in thousands)

(unaudited)

	Thirteen weeks ended
	March 31,	April 1,
	2018	2017
Cash flows used in operating activities:
Net income	$9,310	$5,711
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	12,820	12,724
Loss on disposal of property, plant and equipment	143	27
Bad debt expense	47	4
Stock-based compensation expense	1,491	1,581
Deferred income taxes	178	117
Changes in operating assets and liabilities:
Accounts receivable	(16,615)	1,376
Inventories	(8,166)	(4,799)
Prepaid expenses, income tax receivable and other assets	(4,689)	(2,784)
Accounts payable	2,299	(6,254)
Accrued expenses and other current liabilities	(6,575)	(12,595)
Other liabilities	(658)	(148)

Net cash used in operating activities	(10,415)	(5,040)

Cash flows used in investing activities:
Purchases of property, plant and equipment	(11,477)	(6,981)
Proceeds from disposal of property, plant and equipment	2	7
Change in restricted cash	111	16

Net cash used in investing activities	(11,364)	(6,958)

Cash flows provided by (used in) financing activities:
Repurchase of Class A Common Stock	(16,640)	(33,268)
Proceeds from exercise of stock options	19,304	13,869
Cash paid on note payable	(63)	(60)
Net proceeds from sale of investment shares	186	315

Net cash provided by (used in) financing activities	2,787	(19,144)

Change in cash and cash equivalents	(18,992)	(31,142)

Cash and cash equivalents at beginning of year	65,637	91,035

Cash and cash equivalents at end of period	$46,645	$59,893

Supplemental disclosure of cash flow information:
Income taxes paid	$459	$225

Decrease in accounts receivable for ASU 2014-09 adoption	$(1,310)	$—

Income taxes refunded	$—	$2

Increase in accounts payable for purchase of property, plant and equipment	$2,741	$1,741

Copies of The Boston Beer Company’s press releases, including quarterly financial results, are available on the Internet at www.bostonbeer.com